Expense Limitation Agreement

August 22, 2012

To:

Bluerock Total Income+ Real Estate Fund

450 Wireless Boulevard

Hauppauge, NY  11788

Dear Board Members:

You have engaged us to act as the investment adviser to the Bluerock Total Income+ Real Estate Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of July 26, 2012.

Effective from the effective date of the Trust’s registration statement until September 30, 2013, we agree to waive management fees and/or reimburse the Fund for expenses the Fund incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses after fee waivers and/or reimbursement (exclusive of any taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation or reorganization costs, but inclusive of organizational costs and offering costs) at the levels set forth in Appendix A attached hereto.

Additionally, this Expense Limitation Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and by Bluerock Fund Advisor, LLC.  Furthermore, this Expense Limitation Agreement may not be terminated by Bluerock Fund Advisor, LLC, but may be terminated by the Fund’s Board of Trustees, on written notice to Bluerock Fund Advisor, LLC.  This Expense Limitation Agreement will automatically terminate, with respect to a Fund listed in Appendix A if the Management Agreement for the Fund is terminated with such termination effective upon the effective date of the Management Agreement’s termination for the Fund (except that Bluerock Fund Advisor, LLC shall maintain its right to repayment if the termination of Management Agreement is caused by a change in control of Bluerock Fund Advisor, LLC).  This Expense Limitation Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

Any waiver or reimbursement by us is subject to repayment by the respective Fund within the three fiscal years following the fiscal year in which the expenses occurred (provided Bluerock Fund Advisor, LLC continues to serve as investment adviser to the Fund), if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Yours Very Truly,

Bluerock Fund Advisor, LLC

By:_____/s/____

___________

Name: ___Michael L. Konig_____

Title:   _chief legal officer_______

Date:   ______8/22/20012_______

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

BLUEROCK TOTAL INCOME+ REAL ESTATE FUND

By: ___/s/____________________

Name:

Michael L. Konig

Title:

Secretary

Date: 8/22/2110

Appendix A

Fund	Percentage of Average Daily Net Assets
Bluerock Total Income+ Real Estate Fund	2.50%